Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), entered into as of January 31, 2018 is made and entered into by and between Viela Bio, Inc. (“Company”) and Aaron Ren (“Employee”).

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Employee agree as follows:

1. Employment and Term.

1.1. Effective Date. This Agreement is contingent, and shall become effective, upon execution and delivery by the Company, MedImmune, LLC, MedImmune Limited and AstraZeneca Collaboration Ventures, LLC of the Asset Purchase Agreement attached as an Exhibit to the Series A Preferred Stock Purchase Agreement dated as of the date hereof, by and between the Company, AstraZeneca UK Limited and the other investors party thereto (the “Stock Purchase Agreement”) and the consummation of the transactions contemplated by the Asset Purchase Agreement (the date of the consummation of such transactions, the “Effective Date”). In the event that the Stock Purchase Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be void ab initio.

1.2. Term.

(a) Commencing as of the Effective Date, the Company shall employ Employee, and Employee hereby accepts employment, on the terms and conditions set forth in this Agreement. The period of Employee’s employment by the Company subject to this Agreement (the “Term”) shall begin on the Effective Date and shall continue, unless the Agreement is terminated earlier pursuant to Section 5 of this Agreement, until the fourth anniversary of the Effective Date. During the Term, Employee will be an at-will employee of the Company, subject to the terms and conditions set forth in this Agreement.

(b) Immediately following the third anniversary of the Effective Date and continuing for a period of no less than sixty (60) calendar days thereafter, the Company and Employee will negotiate in good faith as to whether to extend Employee’s employment and the terms on which Employee’s employment will be extended. Neither the Company nor Employee will be obligated, however, to extend Employee’s employment or to agree to terms of such extension, and the non-extension of this Agreement shall not constitute a termination without Cause pursuant to Section 5.2.

2. Position, Duties, and Performance.

2.1. Position. Employee shall serve as the Head of Business Development and Operations of the Company. Employee shall report directly to the Chief Executive Officer of the Company (“the CEO”) and have such responsibilities and authority as the CEO may assign from time to time. Employee agrees to perform such duties consistent with Employee’s position and as the CEO may reasonably direct.

2.2. Place of Work. Employee’s primary workplace shall be at the Company’s offices in Maryland. Employee understands that Employee’s duties will require periodic travel, which may be substantial at times.

2.3. Performance. Employee shall devote substantially all Employee’s working time and use Employee’s reasonable best efforts, knowledge and experience to perform successfully Employee’s duties and advance the interests of the Company and its affiliates. Employee shall perform Employee’s duties in compliance with this Agreement and all applicable laws and Company policies and practices, including any employee handbook that may be published, amended, or revised from time to time in the Company’s discretion.

2.4. Other Activities. During the Term, without the prior written consent of the Company, the Employee shall not (i) render services of a business, professional, or commercial nature to any other person or entity, or (ii) engage, directly or indirectly, in any other business activity (whether or not for compensation, including service on a board of directors). Notwithstanding the foregoing, Employee shall be permitted to (a) serve as a director of a reasonable number of additional boards of directors or as a member of a reasonable number of advisory boards with the prior approval of the CEO (which approval will not be unreasonably delayed or denied), and (b) engage in civic, charitable, or community services; provided that the Employee’s outside activities listed in (a) and (b) above do not individually or in the aggregate materially interfere with his duties as Head of Business Development and Operations, do not breach the Restrictive Covenant Agreement, do not create a conflict of interest, and do not breach any Company policy.

2.5. Representation; No Conflicts. Employee represents and warrants that Employee has full right, power, and authority to execute the terms of this Agreement. Employee’s execution of this Agreement, employment with the Company, and performance of Employee’s duties hereunder will not violate any obligations Employee may have to any other employer, person, or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

3. Compensation and Benefits.

3.1. Base Salary. Employee’s annual base salary for all services rendered hereunder shall be $250,000 (the “Base Salary”), less applicable withholdings, payable in accordance with the Company’s policies, procedures and practices as in effect from time to time.

3.2. Annual Bonus. Employee shall be eligible to earn an annual cash bonus targeted at 25% of the Base Salary, up to a maximum of 50% of the Base Salary (an “Annual Bonus”). The actual amount of any Annual Bonus earned will be determined by the CEO based on the achievement of individual and company goals established by the Company at the beginning of each bonus year. Except as explicitly set forth below in Section 6.2, the Employee must be employed on December 31 of the applicable bonus year to receive an Annual Bonus for that year, and any earned Annual Bonus will be paid prior to March 15 of the year following the year to which it relates.

3.3. Vacation. Employee shall be entitled to earn paid vacation and other time off pursuant to Company policy as in effect from time to time.

3.4. Business Expenses. Employee shall be reimbursed for all reasonable business expenses actually incurred by Employee in performing services under this Agreement in accordance with the applicable Company policies and practices as in effect from time to time. Any taxable reimbursement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

3.5. Equity.

(a) Subject to approval by the Board of Directors of the Company (“the Board”) and Employee entering into the Company’s Restricted Stock Agreement, within sixty days following the Effective Date Employee will receive under the Viela Bio 2018 Equity Incentive Plan (the “Equity Plan”) a grant of 76,402 restricted shares (the “Restricted Shares”) of the Company’s common stock par value $0.001 (“Common Stock”), which Restricted Shares are expected to represent approximately 0.24 percent of the Company’s fully-diluted equity on the date of grant; provided, however, that the number of Restricted Shares may be reduced if the Effective Date occurs after January 15, 2018, to reflect any additional vesting of Employee’s AstraZeneca plc equity awards. The Restricted Shares will vest in two annual installments on the first and second anniversaries of the grant date. Employee will have the choice to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) within thirty days following the grant date. Employee will be solely responsible for making any such election.

(b) Subject to approval by the Board and Employee entering into the Company’s Stock Option Agreement (the “Option Agreement”), Employee will also be eligible for an option to purchase 120,000 shares of Common Stock (the “Option”) (which shares are expected to represent approximately 0.38 percent of the Company’s fully-diluted equity on the date of grant) to be granted under the Equity Plan with an exercise price equal to the fair market value of the Common Stock on the date of grant. The Option will be granted following the Company’s receipt of an independent third-party valuation and will vest over four years according to the following schedule: twenty-five percent of the Option shares will vest after one year and the remaining Option shares will vest in equal quarterly amounts over the next three years.

(c) Employee may be eligible for future grants under the Equity Plan, as determined by the Board in its sole discretion. All equity awards may be subject to dilution following grant. As a condition to receiving the Restricted Shares, the Option and/or any other equity grants, Employee will be required to enter into (i) the Right of First Refusal and Co-Sale Agreement, to be dated as of the Effective Date, by and among the Company and certain stockholders of the Company, and (ii) the Voting Agreement, to be dated as of the Effective Date, by and among the Company and certain stockholders of the Company.

3.6. Other Benefits. The Employee will be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to employees generally, in accordance with the terms of such plans, practices, and programs as in effect from time to time. The Company reserves the right to cancel or modify its benefits at any time.

4. Restrictive Covenant Agreement. As part of the consideration for the compensation and benefits to be paid to Employee hereunder, and as additional incentive for the Company to enter into this Agreement, Employee agrees to execute and to abide by the Restrictive Covenant Agreement attached hereto as Exhibit A. Employee agrees that the terms of the Restrictive Covenant Agreement shall survive the termination or expiration of this Agreement as set forth in the Restrictive Covenant Agreement.

5. Termination of Employment. Employee’s employment may be terminated in accordance with the provisions of this Section 5.

5.1. Termination by the Company with Cause. Employee’s employment may be terminated by the Company at any time with Cause upon written notice.

“Cause” means a reasonable and good faith determination by the Company that:

(a) Employee has failed to substantially perform Employee’s duties and obligations to the Company under this Agreement (other than failure resulting from the Employee’s incapacity because of Disability (as defined below)), including one or more acts of gross negligence or insubordination or a material breach of the Company’s policies and procedures (other than such policies set forth in (b) below), which failure is not cured within fifteen (15) days after a written demand for cure is received by Employee from the Company which specifically identifies the manner in which the Company believes Employee has failed to substantially perform Employee’s duties and obligations to the Company;

(b) Employee has materially breached the Company’s code of conduct, equal opportunity and anti-harassment policies, or compliance policies (which may include, but not be limited to, a code of business conduct, an anti-bribery policy, a competition policy, and the a policy on healthcare business ethics);

(c) Employee has committed or been indicted for, convicted of, or entered a plea of guilty or nolo contendere to, a felony or any other crime involving fraud, dishonesty, theft, breach of trust or moral turpitude;

(d) Employee has engaged in misconduct which results in, or could reasonably be expected to result in, material injury to the Company’s financial condition, reputation, or ability to do business;

(e) Employee has materially breached this Agreement, the Restrictive Covenant Agreement, or any other agreement with the Company;

(f) Employee has violated state or federal securities laws or regulations; or

(g) Employee has willfully failed to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, willfully destroyed or failed to preserve documents or other materials relevant to such investigation, or willfully induced others to fail to cooperate or to produce documents or other materials in connection with such investigation.

5.2. Termination by the Company without Cause. The Company may terminate the Employee’s employment without Cause on sixty (60) days’ written notice, or provide up to 60 days’ pay in lieu of notice. The Company may request that Employee not report to work for all or part of a notice period. For the avoidance of doubt, the expiration of the Term and/or the Company’s decision not to extend the Agreement, as set forth in Section 1.2, shall not constitute a termination without Cause.

5.3. Termination by Employee with Good Reason. The Employee may resign his employment with Good Reason, provided that: (i) within sixty (60) days of the first date on which the act or omission giving rise to a resignation for Good Reason becomes known to the Employee, the Employee gives the Company written notice of his intent to resign for Good Reason which specifically identifies the manner in which the Employee believes the Company’s acts or omissions give rise to a resignation of his employment for “Good Reason” under this Section 5.3, (ii) the Company fails to cure the acts or omissions identified by the Employee within thirty (30) days of receiving notice from the Employee, and (iii) the Employee actually resigns his employment with the Company within sixty (60) days of the date he delivers the notice to the Company. The Company may request that Employee not report to work for all or part of the sixty (60) days following the delivery of the notice. “Good Reason” means any of the following without Employee’s consent:

(a) A material diminution in Employee’s authority, duties or responsibilities as Head of Business Development and Operations;

(b) A material reduction in Employee’s Base Salary, unless the reduction does not exceed 20% of Employee’s Base Salary and a similar reduction is applied uniformly to all similarly situated Company executives;

(c) The relocation of Employee’s principal office to a location which is more than fifty (50) miles from the Maryland office to which Employee is assigned as of the Effective Date (unless the location is closer to the Employee’s primary residence); or

(d) A material breach by the Company of this Agreement.

5.4. Termination by Employee without Good Reason. Employee may resign his employment without Good Reason upon sixty (60) days’ advance written notice. The Company may request that Employee not report to work for all or part of such notice period.

5.5. Termination on Account of Death or Disability. The Company may terminate the Employee’s employment upon the Employee’s Disability. “Disability” shall mean a physical or mental illness, impairment, or infirmity (other than an absence from work on an approved parental leave) which renders the Employee unable to perform the essential functions of Employee’s position, including Employee’s duties under this Agreement, with or without a reasonable accommodation, for at least one hundred and twenty (120) consecutive days or for shorter periods aggregating one hundred and eighty (180) days during any three hundred and sixty-five (365) day period.

6. Compensation and Benefits Upon Termination.

6.1. In General. Upon termination of Employee’s employment for any reason, Employee shall be entitled to receive payment of Employee’s accrued but unpaid Base Salary and any other amounts or benefits, including expenses incurred before termination and eligible for reimbursement, to which Employee is entitled through the date of termination, in accordance with the provisions hereunder and the written terms of the employee benefit plans in which Employee participates.

6.2. Bonus. If Employee’s employment is terminated on account of death or Disability, by the Company without Cause, or by the Employee with Good Reason, subject to the provisions of Section 6.5 (Release) and Section 6.6 (Conditions), Employee will receive a pro-rated Annual Bonus for the year of termination (the “Pro-Rated Bonus”). The Pro-Rated Bonus will equal the product of the target bonus for the year in which the Employee’s employment terminates and a fraction, the numerator of which is the number of days the Employee remained employed in the calendar year and the denominator of which is 365, and will be paid in a single installment within sixty (60) days following termination.

6.3. Severance upon Termination Without Cause or for Good Reason Not in Connection with a Change in Control.

(a) If the Company terminates Employee’s employment without Cause pursuant to Section 5.2, or if Employee resigns his employment with Good Reason pursuant to Section 5.3 at any time other than during a Change in Control Period (as defined in Section 6.4), subject to the provisions of Section 6.5 (Release) and Section 6.6. (Conditions), Employee will receive the following payments and benefits (collectively, the “Severance Package”):

(i) Employee shall be entitled to receive Base Salary continuation (at the then current rate) for the Severance Period (as defined below), payable in accordance with the Company’s regular payroll schedule during the Severance Period;

(ii) any outstanding equity awards held by the Employee under the Equity Plan will be credited with an additional twelve (12) months of vesting and the exercise period for any vested options will be extended to the first anniversary of the date the termination of the Employee’s employment becomes effective; and

(iii) Employee shall be entitled to continue participating in the Company’s health benefits for the Severance Period (the “Severance Benefits”), as follows: (1) such continued benefits shall be subject to Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (2) the Company will pay the company contribution and Employee shall be required to pay the employee contribution; (3) Employee’s right to receive further Severance Benefits shall terminate if and when Employee secures alternative health benefits from a new employer, of which Employee shall promptly notify the Company, or if and when Employee otherwise becomes ineligible for further coverage under COBRA; and (4) the Company shall be required to provide the Severance Benefits only to the extent that the Company continues offering an employee health benefits plan and to extent that the Company is not required to provide and pay for such post-termination coverage to other employees to avoid a violation of applicable nondiscrimination requirements.

(b) The “Severance Period” shall be twelve (12) months following the termination of employment.

(c) The payments and benefits described in this Section 6.3 shall be in lieu of any other benefits or payments under any severance or similar plan, policy or arrangement of the Company.

6.4. Severance upon Termination Without Cause or for Good Reason in Connection with a Change in Control.

(a) If during a Change in Control Period, the Company terminates Employee’s employment without Cause pursuant to Section 5.2 or Employee resigns his employment with Good Reason pursuant to Section 5.3, subject to the provisions of Section 6.5 (Release) and Section 6.6. (Conditions), Employee will receive the following payments and benefits (collectively, the “CIC Severance Package”):

(i) Employee shall be entitled to receive in a lump sum payment an amount equal to two times the Employee’s then current Base Salary;

(ii) any outstanding unvested equity awards held by the Employee under the Equity Plan or any successor award or plan will become fully vested on the date the termination of Employee’s employment becomes effective and the exercise period for any vested options will be extended to the first anniversary of the date the termination of the Employee’s employment becomes effective; and

(iii) Employee shall be entitled to continue participating in the Company’s health benefits for eighteen months (the “CIC Severance Benefits”), as follows: (1) such continued benefits shall be subject to Employee’s timely election of continuation coverage under COBRA; (2) the Company will pay for the full COBRA premium; (3) Employee’s right to receive further CIC Severance Benefits shall terminate if and when Employee secures alternative health benefits from a new employer, of which Employee shall promptly notify the Company, or if and when Employee otherwise becomes ineligible for further coverage under COBRA; and (4) the Company shall be required to provide the CIC Severance Benefits only to the extent that the Company continues offering an employee health benefits plan and to extent that the Company is not required to provide and pay for such post-termination coverage to other employees to avoid a violation of applicable nondiscrimination requirements.

(b) “Change in Control” means a transaction or a series of related transactions in which: (i) all or substantially all of the assets of the Company are transferred to any “person” or “group” (as such terms are defined in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (ii) any person or group, other than a person or group who prior to such acquisition is a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of any of the Company’s equity, becomes the “beneficial owner”, directly or indirectly, of the Company’s outstanding equity representing more than 50% of the total voting power of the Company’s then-outstanding equity; (iii) the Company undergoes a merger, reorganization or other consolidation in which the holders of the outstanding equity of the Company immediately prior to such merger, reorganization or consolidation directly or indirectly own less than 50% of the surviving entity’s voting power immediately after the transaction; or (iv) if within any twelve (12) month period beginning after the date of the consummation of an Initial Public Offering, the persons who were directors of the Company (or its successor) at the beginning of such twelve (12) month period (the “Incumbent Directors”) cease to constitute at least a majority of such Board of Directors; provided that any director who was not a director as of the date of the Initial Public Offering will be deemed to be an Incumbent Director if that director was elected to the board of directors by, or on the recommendation of or with the approval of, a majority of the directors who then qualified as Incumbent Directors. Any of (i) through (iv) above may constitute a Change in Control, provided that the Change in Control meets all of the requirements of a “change in the ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(v), a “change in the effective ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), or “a change in the ownership of a substantial portion of the corporation’s assets” within in the meaning of Treasury Regulation §1.409A-3(i)(5)(vii). For purposes of this Section 6.4(b), “Initial Public Offering” means the Company’s first underwritten public offering of its common stock under the Securities Act of 1933, as amended, or under similar regulations in Hong Kong or other jurisdictions.

(c) “Change in Control Period” means the twelve (12) month period beginning on the date of a Change in Control that occurs on or before the three (3) year anniversary of the Effective Date. For the avoidance of doubt, if a Change in Control does not occur on or before the three (3) year anniversary of the Effective Date, there shall be no Change in Control Period and the CIC Severance Package shall not become payable under this Agreement.

(d) The payments and benefits described in this Section 6.4 shall be in lieu of any other benefits or payments under any severance or similar plan, policy or arrangement of the Company, and shall be in lieu of any benefits set forth in Section 6.3 of this Agreement.

6.5. Release. Employee’s rights to the Pro-Rated Bonus, the Severance Package, and the CIC Severance Package, as applicable, are conditioned upon Employee (or Employee’s estate or representative, as applicable) executing and not revoking a valid separation and general release agreement in substantially the form attached hereto as Exhibit B with appropriate updates as reasonably determined by the Company (the “Release”), and provided such release becomes effective within sixty (60) days following termination or such shorter time period set forth therein, releasing the Company, its subsidiaries, other affiliates and shareholders from any and all liability. Any payments or benefits due for the period after termination and before the Release becomes effective shall be paid with the first payment after the Release becomes effective. Notwithstanding any other provision herein, if the period during which Employee has discretion to execute or revoke the Release straddles two calendar years, the Company shall make payments conditioned on the Release no earlier than January 1st of the second calendar year, regardless of which year the Release becomes effective.

6.6. Conditions. Employee’s rights to the Pro-Rated Bonus, the Severance Package, and the CIC Severance Package, as applicable, are conditioned on Employee’s compliance with Employee’s confidentiality, assignment of IP and work product, non-disparagement, non-competition, non-solicitation, and non-interference obligations under Sections 1, 2, 4, and 5 of the Restrictive Covenant Agreement. In the event that Employee fails to comply with any of these obligations, the Employee’s right to receive any additional Pro-Rated Bonus, Severance Package or CIC Severance Package payments or benefits shall cease immediately and Employee shall promptly refund any such payments or benefits previously paid by the Company. The Company’s rights under this Section 6.6 shall be full recourse. The Company shall have the right to offset Employee’s obligations under this Section 6.6 against any amounts otherwise owed to Employee from the Company or its affiliates.

7. Governing Law and Dispute Resolution.

7.1. Governing Law. This Agreement will be governed and interpreted in accordance with the laws of the State of Maryland, without regard to or application of choice-of-law rules or principles, and without regard to the place of execution or the place of performance thereof.

7.2. Dispute Resolution. Subject to Section 7.3 (regarding equitable relief), any disputes or claims arising under or in connection with this Agreement, claims related to the termination of the Agreement, any and all claims related in any way to the Employee’s employment or termination of employment shall be resolved by binding arbitration, to be held in Montgomery County, Maryland in accordance with the rules and procedures of the American Arbitration Association, including its Employment Arbitration Rules, to be conducted before an arbitrator appointed by mutual agreement of Employee and the Company. If Employee and the Company cannot agree on an arbitrator, each of the Company and Employee shall select one arbitrator, which two arbitrators in turn shall mutually appoint an arbitrator to conduct the arbitration. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof. Each party shall bear its own counsels’ fees in arbitration or litigation, and the other costs of the arbitration shall be divided equally between the Employee and the Company. Given the level of the Employee’s compensation and benefits package, the Employee confirms that he has the ability to bear half of the costs of the arbitration.

7.3. Equitable Relief; Rights and Remedies. Nothing in this Agreement shall limit the rights of the Company to seek equitable relief from any court of competent jurisdiction in the event of a breach or threatened breach of the Restrictive Covenant Agreement. No right, power or remedy conferred upon a party in this Agreement shall be exclusive, and each such right, power and remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred in this Agreement, the Restrictive Covenant Agreement, or any other agreement, or now or hereafter available at law or in equity or by statute or otherwise.

8. Withholding and Section 409A.

8.1. Withholding. All amounts paid under this Agreement shall be paid less all tax and other withholdings that the Company determines is required by law or authorized by Employee.

8.2. Compliance with Section 409A. This Agreement shall be construed consistently with the mutual intent that all payments and benefits required hereunder be exempt from or comply with the requirements of Section 409A of the Code, as amended, and the Treasury regulations thereunder (“Section 409A”). If any provision of this Agreement is ambiguous but a reasonable interpretation of the provision would either cause this Agreement to be exempt from or comply with Section 409A, the parties intend that this Agreement be construed in accordance with the interpretation that would cause this Agreement to be exempt from or comply with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or comply with Section 409A, and nothing in this Agreement shall require the Company to satisfy Employee’s obligation to pay, or indemnify Employee with respect to, required taxes on any amounts or benefits provided under this Agreement, including any taxes imposed under Section 409A. Each installment payment under this Agreement is intended to be treated as a separate payment for purposes of Section 409A. A termination of employment will not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treas. Reg. Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A. If, upon separation from service, Employee is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and triggered by a separation from service and would otherwise be paid within six months after Employee’s separation from service will instead be paid in the seventh month following Employee’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

9. Miscellaneous Provisions.

9.1. Severability. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal having competent jurisdiction to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be recast so as to be enforced to the maximum extent permissible under applicable law while taking into account the original intent and effect of the provision, and the remainder of this Agreement shall remain in full force and effect. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

9.2. Parties Bound. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. The Company may assign this Agreement to its successors, subsidiaries, or affiliates. Employee may not assign this Agreement.

9.3. Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement, supersede all prior understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement and constitute the sole agreement between the parties with respect to the subject matter hereof. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Restrictive Covenant Agreement.

9.4. Notice. All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Agreement shall be deemed given and received: (a) upon delivery if delivered personally; (b) on the next day after being deposited with a reliable overnight delivery service; or (c) upon receipt of an answer back confirmation, if transmitted by facsimile, addressed to the below indicated facsimile number (if any). Notice given in another manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses and facsimile number (if any) of the parties shall be as follows:

If to the Company, to:	Attn: CEO
Viela Bio, Inc.
1 Medimmune Way
Gaithersburg, MD 20878
With a copy to:

If to Employee, to the address set forth on the signature page hereto or such other address on the personnel records of the Company.

provided that: (i) each party shall have the right to change its address for notice, and the person who is to receive notice, by the giving of fifteen (15) days’ prior written notice to the other party in the manner set forth above; and (ii) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by the additional addressee specified above.

9.5. Amendments. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and the Company.

9.6. Construction. This Agreement shall be deemed drafted equally by both the Company and Employee. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Employment Agreement on the date first written above.

EMPLOYEE

/s/ Aaron Ren
Aaron Ren

Address:	475 Main St. Apartment 10D
New York, NY 10044

VIELA BIO, INC.

/s/ Bahija Jallal

By:	Bahija Jallal
Title:	Chief Executive Officer